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                                                                      EXHIBIT 11

                            ALPHANET SOLUTIONS, INC.

                  COMPUTATION OF PRO FORMA EARNINGS PER SHARE
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

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
                                                        YEAR ENDED DECEMBER 31,
                                                        -----------------------
                                                           1995        1996
                                                        ----------- -----------
Pro forma net income................................... $     2,439 $     3,463
                                                        =========== ===========
Weighted average number of common shares and common
 shares equivalent
  Common shares........................................       3,400       4,690
  Shares necessary to fund S Corporation Distribution
   less outstanding loan to shareholder................         551         130
  Cheap stock (treasury stock method)..................          37           9
                                                        ----------- -----------
                                                              3,988       4,829
                                                        =========== ===========
Pro forma net income per share......................... $      0.61 $      0.72
                                                        =========== ===========
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